Exhibit 99.1

PRESS RELEASE

Boingo Wireless Reports Record Results; Exceeds Third Quarter 2015 Revenue Guidance

–          Record quarterly revenue of $37.2 million grew 21% year-over-year

–          Signed 37 DAS carrier contracts through the first nine months of 2015

–          High-speed Wi-Fi now covers 178,000 beds at 36 U.S. military bases

LOS ANGELES – November 5, 2015 – Boingo Wireless (NASDAQ: WIFI), the leading distributed antenna system (DAS) and Wi-Fi provider that serves consumers, carriers and advertisers worldwide, today announced the company’s financial results for the third quarter ended September 30, 2015.

Third Quarter 2015 Financial Highlights

•                 Revenue of $37.2 million increased 20.6% compared to $30.8 million in the third quarter of 2014.

o                DAS revenue of $13.1 million increased 26.0% compared to $10.4 million in the third quarter of 2014.

o                Retail revenue of $7.8 million decreased 23.6% from $10.1 million in the third quarter of 2014.

o                Advertising and other revenue of $5.6 million increased 21.4% from $4.6 million in the third quarter of 2014.

o                Wholesale–Wi-Fi revenue of $5.5 million increased 15.8% from $4.7 million in the third quarter of 2014.

o                Military revenue was $5.3 million compared to $0.9 million in the third quarter of 2014.

•                 Net loss attributable to common stockholders was $4.8 million, or $0.13 per diluted share, compared to a net loss of $3.8 million, or $0.11 per diluted share, in the third quarter of 2014.

•                 Adjusted EBITDA of $8.5 million increased 27.4% compared to $6.6 million in the third quarter of 2014. Adjusted EBITDA, which is a non-GAAP financial measure, is defined below and is reconciled to net loss attributable to common stockholders, the most comparable measure under GAAP, in the schedule entitled “Reconciliation of Net Loss Attributable to Common Stockholders to Adjusted EBITDA.”

Operational Highlights

•                 Signed 7 DAS carrier contracts during the quarter, bringing the year-to-date total as of September 30, 2015 to 37 contracts and representing the largest year for DAS carrier sales in the Company’s history.

•                 With the launch of iOS 9, Boingo is now able to extend seamless Passpoint connectivity to more than 12 million Sprint iOS users at its network of airport locations.

•                 High-speed Wi-Fi and IPTV now covers 178,000 beds on 36 U.S. military bases.

•                 The Company was named “Best Wi-Fi Network Operator” and “Best Wi-Fi Service for Vertical Markets” (Military) at the Wireless Broadband Alliance (WBA) 2015 Wi-Fi Industry Awards.

Key Business Metrics

•                 Connects were 27.8 million, an increase of 26.9% compared to 21.9 million in the third quarter of 2014.

•                 Retail subscribers were 212,000, a decrease of 24.0% compared to 279,000 in the third quarter of 2014.

•                 Military subscribers were 46,000 compared to 7,000 in the third quarter of 2014.

•                 DAS nodes were 10,300, an increase of 27.2% compared to 8,100 in the third quarter of 2014.

Management Commentary

“I’m pleased to share that the momentum from our record-breaking first half of the year continued and once again, we delivered very strong quarterly performance,” said David Hagan, Chief Executive Officer of Boingo Wireless. “For the third consecutive quarter, revenue exceeded our guidance range and adjusted EBITDA was at the high end of our guidance range. We continue to execute against all of our strategic growth initiatives in our DAS, Military and Carrier Offload verticals.”

Mr. Hagan continued, “Momentum in DAS remained robust through the third quarter. 2015 has been our biggest year ever for DAS contracts with the signing of 37 long-term DAS contracts with the big four Tier One carriers during the first nine months of the year. Wholesale Wi-Fi, led by carrier offload, achieved another major milestone during the quarter with the launch of iOS 9 to extend seamless Passpoint connectivity to more than 12 million Sprint iOS users at our airports. Further, construction on the U.S. military bases continued with the addition of 18,000 beds bringing our total to 178,000 beds on 36 U.S. Army, Air Force and Marine Corps bases.”

Mr. Hagan concluded, “Our team has been executing extremely well against all of our strategic initiatives. We are operating effectively and efficiently and all of our key business growth drivers continue to perform.

We believe we are extremely well positioned to capitalize on the industry trends of mobile data growth and the resulting network densification.”

Business Outlook

Boingo Wireless is reiterating its guidance for the full year ending December 31, 2015, as follows:

•                 Revenue is expected to be in the range of $136.0 million to $141.0 million.

•                 Adjusted EBITDA is expected to be in the range of $27.0 million to $30.0 million.

•                 Net loss attributable to common stockholders is expected to be in the range of $28.0 million to $25.0 million, or a net loss of $0.77 to $0.69 per diluted share.

Conference Call Information

Members of Boingo Wireless’ management will host a conference call to discuss its third quarter 2015 financial results beginning at 4:30 p.m. ET (1:30 p.m. PT), today, November 5, 2015. To participate in the conference call, investors from the U.S. and Canada should dial (877) 407-0789 and enter the passcode: 13621588 ten minutes prior to the scheduled start time. International callers should dial +1 (201) 689-8562 and enter the same passcode. In addition, the call will be broadcast live over the Internet hosted on the Investor Relations section of the company’s website at http://investors.boingo.com and will be archived online upon completion of the conference call.

Use of Non-GAAP Financial Measures

To supplement Boingo Wireless’ financial statements presented on a GAAP basis, Boingo Wireless provides Adjusted EBITDA as a supplemental measure of its performance. The company defines Adjusted EBITDA as net loss attributable to common stockholders plus depreciation and amortization of property and equipment, income tax expense, amortization of intangible assets, stock-based compensation expense, non-controlling interests and interest and other expense (income), net.

Boingo Wireless believes Adjusted EBITDA is useful to investors in evaluating its operating performance. Boingo’s management uses Adjusted EBITDA in conjunction with accounting principles generally accepted in the United States, or GAAP, and operating performance measures as part of its overall assessment of the company’s performance for planning purposes, including the preparation of its annual operating budget, to evaluate the effectiveness of its business strategies and to communicate with its board of directors concerning its financial performance. Adjusted EBITDA should not be considered as an alternative financial measure to net loss attributable to common stockholders, which is the most directly comparable financial measure calculated in accordance with GAAP, or any other measure of financial performance calculated in accordance with GAAP.

About Boingo Wireless

Boingo Wireless, Inc. (NASDAQ: WIFI) helps the world stay connected. Boingo’s vast footprint of small cell networks covers more than a million DAS and Wi-Fi locations and reaches more than 1 billion consumers annually – in places as varied as airports, stadiums, arenas, universities, and military bases. For more information about the Boingo story, visit www.boingo.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involves risks, uncertainties and assumptions. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. These forward-looking statements include the quotations from management in this press release, as well as any statements regarding Boingo’s strategic plans and future guidance. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Since forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, as well as other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (SEC), including Boingo’s Form 10-K for the year ended December 31, 2014 filed with the SEC on March 16, 2015, Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on May 11, 2015, and Form 10-Q for the quarter ended June 30, 2015 filed with the SEC on August 10, 2015, which the Company incorporates by reference into this press release. Any forward-looking statement made by Boingo in this press release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for Boingo to predict all of them. Boingo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Boingo, Boingo Wireless, the Boingo Wireless Logo and Don’t Just Go. Boingo. are registered trademarks of Boingo Wireless, Inc. All other trademarks are the properties of their respective owners.

Boingo Wireless, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenue	$37,186	$30,822	$100,855	$85,670
Costs and operating expenses:
Network access	17,517	15,058	47,151	41,230
Network operations	8,219	6,245	24,160	17,862
Development and technology	5,001	3,965	13,978	10,805
Selling and marketing	4,793	3,778	13,990	11,629
General and administrative	5,472	4,304	16,994	13,344
Amortization of intangible assets	943	959	2,709	2,812
Total costs and operating expenses	41,945	34,309	118,982	97,682
Loss from operations	(4,759)	(3,487)	(18,127)	(12,012)
Interest and other (expense) income, net	(49)	11	(50)	12
Loss before income taxes	(4,808)	(3,476)	(18,177)	(12,000)
Income tax expense	115	75	401	378
Net loss	(4,923)	(3,551)	(18,578)	(12,378)
Net (loss) income attributable to non-controlling interests	(104)	264	60	619
Net loss attributable to common stockholders	$(4,819)	$(3,815)	$(18,638)	$(12,997)

Net loss per share attributable to common stockholders:
Basic	$(0.13)	$(0.11)	$(0.51)	$(0.36)
Diluted	$(0.13)	$(0.11)	$(0.51)	$(0.36)

Weighted average shares used in computing net loss per share attributable to common stockholders:
Basic	37,041	35,881	36,722	35,619
Diluted	37,041	35,881	36,722	35,619

Boingo Wireless, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except per share amounts)

	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$8,556	$8,849
Marketable securities	—	1,614
Accounts receivable, net	50,335	27,917
Prepaid expenses and other current assets	4,189	3,916
Deferred tax assets	787	787
Total current assets	63,867	43,083
Property and equipment, net	192,909	111,772
Goodwill	42,403	42,403
Intangible assets, net	16,927	19,676
Other assets	4,913	2,468
Total assets	$321,019	$219,402

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$33,253	$4,004
Accrued expenses and other liabilities	42,337	26,109
Deferred revenue	19,447	25,488
Current portion of long-term debt	16,094	875
Current portion of capital leases	1,453	309
Total current liabilities	112,584	56,785
Deferred revenue, net of current portion	82,473	27,267
Long-term debt	1,969	2,625
Long-term portion of capital leases	1,984	381
Deferred tax liabilities	3,717	3,432
Other liabilities	5,701	1,482
Total liabilities	208,428	91,972

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000 shares authorized; 37,140 and 36,267 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	4	4
Additional paid-in capital	194,630	189,725
Accumulated deficit	(81,522)	(62,884)
Accumulated other comprehensive loss	(1,230)	(443)
Total common stockholders’ equity	111,882	126,402
Non-controlling interests	709	1,028
Total stockholders’ equity	112,591	127,430
Total liabilities and stockholders’ equity	$321,019	$219,402

Boingo Wireless, Inc.

Reconciliation of Net Loss Attributable to Common Stockholders to Adjusted EBITDA

(Unaudited)

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net loss attributable to common stockholders	$(4,819)	$(3,815)	$(18,638)	$(12,997)
Depreciation and amortization of property and equipment	10,033	7,335	27,899	19,650
Income tax expense	115	75	401	378
Amortization of intangible assets	943	959	2,709	2,812
Stock-based compensation expense	2,256	1,842	6,190	5,210
Non-controlling interests	(104)	264	60	619
Interest and other expense (income), net	49	(11)	50	(12)
Adjusted EBITDA	$8,473	$6,649	$18,671	$15,660

CONTACTS:

PRESS:

Katie O’Neill

Director, Communications

koneill@boingo.com

(310) 689-1163

INVESTORS:

Kimberly Orlando

Addo Communications

kimberlyo@addocommunications.com

(310) 829-5400